Exhibit 5.1
GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
ATTORNEYS AT LAW
516 SOUTH NEW HOPE ROAD
P. O. BOX 2636
GASTONIA, NORTH CAROLINA 28053-2636
704-865-4400

DAVID A. LAYTON++	CHARLES D. GRAY III (OF COUNSEL)
JOHN D. KERSH, JR.+/****
T. J. SOLOMON II*	BANKRUPTCY LINE 704-865-6265
P. WAYNE SIGMON**/***	FACSIMILE 704-866-8010
DAVID M. FURR**/+	FACSIMILE 704-854-8313
DAVID W. SMITH III ++
WILLIAM E. MOORE, JR. ++	* ALSO LICENSED IN SOUTH CAROLINA
JOHN H. GRIFFING*/****	** ALSO LICENSED IN FLORIDA
EMILY H. LEAZER+	*** BOARD CERTIFIED SPECIALIST IN BANKRUPTCY LAW
TED F. MITCHELL*	**** BOARD CERTIFIED SPECIALIST IN ESTATE PLANNING
CHRISTOPHER M. WHELCHEL*	AND PROBATE
MICHAEL L. CARPENTER	+ MASTER OF LAWS IN TAXATION
TERA S. STANLEY	++ N.C. STATE CERTIFIED MEDIATOR
November 28, 2007
DRI Corporation
Sterling Plaza, Box 26
5949 Sherry Lane, Suite 1050
Dallas, TX 75225
Gentlemen:
     We have acted as counsel to DRI Corporation, a North Carolina corporation (the “Company”), in connection with the authorization and issuance of (i) a warrant to purchase 50,000 shares of common stock, par value $.10 per share (“Common Stock”), issued by the Company to J. Phillips L. Johnston on April 17, 2003, and (ii) 225,000 shares of Common Stock issued by the Company to Laurus Master Fund, Ltd. (“Laurus”) on December 29, 2006. On the date hereof, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed sale by the selling shareholders identified in the Registration Statement of up to 275,000 shares of the Company’s Common Stock, consisting of 225,000 shares of Common Stock outstanding held by Laurus (the “Laurus Shares”) and 50,000 shares of Common Stock issuable upon the exercise of the warrants described above (the “Warrant Shares”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have relied upon statements of responsible officers of the Company.

DRI Corporation
Page Two
November 28, 2007
     Based upon the foregoing and in reliance thereon, it is our opinion that the Laurus Shares, as identified in the Registration Statement, have been duly authorized by the Company, are legally issued, fully paid and nonassesable, and the Warrant Shares when issued upon exercise of the warrants in accordance with their terms will be, legally issued, fully paid and nonassessable.
     We are members of the Bar of the State of North Carolina and do not purport to be experts in the laws of any state or jurisdiction other than the State of North Carolina and the United States.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
By:	/s/ David M. Furr
David M. Furr

DMF:skl